Exhibit 99.1

NOTICE OF REDEMPTION

Polish Television Holding B.V.

(the “Issuer”)

€300,000,000 11.00%/12.00% Senior PIK Toggle Notes due 2021 (the “Notes”)

ISIN: XS0954676366 (Regulation S) and XS0954674239 (Rule 144A)

Common Code: 095467636 (Regulation S) and 095467423 (Rule 144A)

Redemption Date: August 1, 2015

Notice is hereby given pursuant to paragraph 7 of the Notes and Section 3.4 of the indenture dated as of September 19, 2013 (the “Indenture”), by and among, inter alios, the Issuer, N-Vision B.V., as parent pledgor, and The Bank of New York Mellon, London Branch, as trustee, paying agent and transfer agent (the “Paying Agent”), that the Issuer has elected to redeem all of the Notes that remain outstanding on August 1, 2015 pursuant to Sections 3.1 and 11.1 of the Indenture and paragraph 7(a) of the Notes.

The terms and conditions of the redemption are as follows:

1. The redemption date for the Notes will be August 1, 2015 (the “Redemption Date”). The record date, on which any holder of Notes must hold any Notes to be entitled to the Redemption Price (as defined below), will be July 31, 2015. The date on which payment will be made for Notes that have been redeemed will be August 3, 2015 (the “Redemption Payment Date”).

2. The redemption price of the Notes is 100% of the principal amount of the Notes to be redeemed, plus the

Applicable Premium as of, and accrued and unpaid interest from, July 15, 2015 (the last interest payment date for which interest on the Notes will be paid) to (but not including) the Redemption Date, and Additional Amounts, if any (the “Redemption Price”).

3. The Notes called for redemption must be surrendered to The Bank of New York Mellon, London Branch as

Paying Agent, at One Canada Square, London E14 5AL, United Kingdom, Facsimile No.: +44 (0)20 7964 2536, Attention: Corporate Trust Administration to collect the Redemption Price.

4. Unless the Issuer defaults in making such redemption payment, interest and Additional Amounts, if any, on the Notes called for redemption shall cease to accrue on and after the Redemption Date, and the only remaining right of holders of such Notes is to receive payment on the Redemption Payment Date of the Redemption Price upon surrender to the Paying Agent of the Notes redeemed.

5. The Notes will be redeemed in full accordance with paragraph 7(a) of the Notes and Article III of the Indenture.

6. The ISIN and Common Code numbers in relation to the Notes being redeemed are as set forth above. No representation is made as to the correctness or accuracy of such numbers listed in this Notice of Redemption or printed on the Notes. Reliance may be placed only on the other identification numbers printed on the Notes.

Terms used but not defined herein have the meanings ascribed to them in the Indenture.

Any questions regarding this Notice of Redemption should be directed to the Issuer at:

Polish Television Holding B.V.

De Boelelaan 7

1083 HJ Amsterdam

The Netherlands

Attention: Managing Director

Issued by: Polish Television Holding B.V.

Dated: July 2, 2015